SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 11, 2011

_______________________

BROOKLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction	(Commission File No.)	(I.R.S. employer
of incorporation)		Identification No.)

160 Washington Street, Brookline, Massachusetts	02447-0469
(Address of principal executive offices)	(Zip Code)

(617) 730-3500
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 11, 2011, Brookline Bancorp, Inc. (the “Company”), its wholly-owned subsidiary, Brookline Bank (the “Bank”), and Paul A. Perrault agreed to amend an employment agreement among those parties dated as of March 16, 2009. The amended agreement (the “Agreement”) became effective as of April 11, 2011. Highlights of the Agreement are summarized in the following paragraphs.

During the period of employment under the Agreement, Mr. Perrault will serve as the Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of the Bank. Failure to reelect Mr. Perrault to any of the foregoing offices without his consent during the term of the Agreement shall constitute a breach of the Agreement.

The employment of Mr. Perrault is for three years commencing April 11, 2011. On the first anniversary date of the Agreement and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year unless written notice is provided to Mr. Perrault at least 60 days prior to any such anniversary date that his employment shall cease at such anniversary date.

The Bank shall pay Mr. Perrault an annualized salary of not less than $625,000 per year (“Base Salary”). During the period of the Agreement, Mr. Perrault’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee may increase, but not decrease, Mr. Perrault’s Base Salary, with any increase becoming the Base Salary for purposes of the Agreement. Mr. Perrault will be entitled to five weeks of paid vacation per year.

The Bank shall also pay to Mr. Perrault incentive compensation (“Bonus”) for each year of the Agreement of up to 75% of his Base Salary for the achievement of certain goals for the year established by the Compensation Committee in its discretion relating to the enhancement of shareholder value as provided for in the Company’s short-term incentive plan.

In addition, Mr. Perrault shall be entitled to an award of restricted shares of Company common stock having a value/expense recognition to the Company of 70% of Mr. Perrault’s Base Salary at fair market value determined as of the award without discount (“Equity Award”). 50% of the restricted stock grant will vest over a three-year period and 50% of the restricted stock grant will vest if the performance goals established by the Compensation Committee are met. The cost/expense recognition to the Company of the value of stock awards per year (i.e. initially $437,500) shall be the “Equity Consideration” for purposes of the Agreement. The Compensation Committee shall review Mr. Perrault’s Equity Consideration at least annually. The Compensation Committee has full discretion in determining the amount of Mr. Perrault’s future Equity Consideration.

The Bank will provide to Mr. Perrault at no cost to him all such benefits as are generally provided to regular full-time employees of the Company and the Bank. He will also be entitled to participate in or receive benefits under any employee benefit plans and arrangements made available by the Company or the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company will pay dues for up to two clubs in the Company’s and the Bank’s market area to be used for business meetings or business development purposes and make available to Mr. Perrault a suitable car to be used for business purposes.

Upon the occurrence of an Event of Termination, as that term is defined in the Agreement, Mr. Perrault (or his beneficiaries or estate in the event of death) would be entitled to receive an amount equal to the sum of his (i) Base Salary, (ii) the highest Bonus awarded to him during the past three years, and (iii) the highest Equity Consideration previously awarded under the Agreement for any year (together “Total Compensation”). Upon the occurrence of a Change in Control, as that term is defined in the Agreement, Mr. Perrault (or his beneficiaries or estate) would be entitled to receive an amount equal to three times his Total Compensation.

Upon the occurrence of an Event of Termination, life and disability coverage substantially identical to the coverage maintained by the Company or the Bank shall continue to be made available to Mr. Perrault for 24 months from the date of Termination. The Bank shall also provide Mr. Perrault with healthcare coverage (medical and dental) until he attains age 65; however, if such coverage would cause the Bank to be subject to tax penalties under the Patient Protection and Affordable Care Act, then the Bank shall pay Mr. Perrault a monthly amount equal to the cost of healthcare coverage until he attains age 65. The Bank would also continue Mr. Perrault’s car allowance and provide him with the use of office and secretarial support for 12 months.

Notwithstanding the preceding paragraphs, if the aggregate payments and benefits to be made to Mr. Perrault (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), then the Termination Benefits would be reduced to an amount (the “Non-Triggering Amount”), such that no “excess parachute payment” would be deemed to be made.

The above summary of Agreement highlights is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.10 hereto and incorporated by reference herein in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.

Date: April 15, 2011	By:	/s/ Paul R. Bechet
Paul R. Bechet
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
The following exhibit is furnished as part of this report:

 Exhibit No.                                                                      Description

10.10	Employment Agreement by and among Brookline Bancorp, Inc., Brookline Bank and Paul A. Perrault